EXHIBIT 11.1


STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE (in thousands, except per share amounts)

                                    THREE MONTHS ENDED       NINE MONTHS ENDED
                                      SEPTEMBER 30,            SEPTEMBER 30,
                                  ----------------------- ------------------------
                                      1997         1996        1997         1996
                                  ------------  ----------- -----------  -----------
 Net income (loss) .............  $     413     $   (815)   $    764     $ (1,777)
 Weighted average common and
   equivalent shares
   outstanding:
   Weighted average common
    shares outstanding..........      5,403        5,403       5,403        5,403
    Dilutive effect of options..         53          ---          53          ---
    Effect of cheap stock.......        340          393         340          393
 Total  weighted average common
    and equivalent shares
    outstanding...............        5,796        5,796       5,796        5,796
                                  ---------    ---------    --------     --------
 Net income (loss)  per share     $    0.07    $   (0.14)   $   0.13     $  (0.31)
                                  =========    =========    ========     ========

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